EXHIBIT 99.1

Press Release

EMCORE CORPORATION ANNOUNCES STRATEGIC INVESTMENT IN TERRESTRIAL SOLAR COMPANY WORLDWATER & POWER CORP.

Companies to Cooperate in System Development and Terrestrial Marketing of Solar Concentrator Cells and Solar Power Systems Technology

EMCORE enters exclusive supply agreement for high efficiency multi- junction solar cells and concentrator subsystems for 26.5 Megawatts over three years

Somerset, NJ—November 30, 2006— EMCORE CORPORATION (NASDAQ: EMKR), a leading provider of compound semiconductor-based components and subsystems for the broadband, fiber optic, satellite and solar photovoltaic markets, and WorldWater & Power Corp. (OTC BB: WWAT.OB), developer and marketer of photovoltaic systems for terrestrial power generation including proprietary electrical motor drive technology for water pumping, today jointly announced that EMCORE has agreed to invest $18 million in WorldWater in return for an amount of convertible preferred stock and warrants of WorldWater, equivalent to an approximately 31% equity ownership in WorldWater, or approximately 26.5% on a fully diluted basis.

The two companies also announced the formation of a strategic alliance and supply agreement under which EMCORE is the exclusive supplier of high-efficiency multi-junction solar cells, assemblies and concentrator subsystems to WorldWater with a contract valued at up to $100 million over the next 3 years.

On November 29, 2006, EMCORE invested $13.5 million in WorldWater, representing the first tranche of its $18 million investment. The investment of the remaining $4.5 million second tranche will occur once the definitive strategic agreement is signed and certain other conditions are met. The parties expect the execution of the definitive strategic agreement and second closing to occur before the end of the year. In connection with the investment, EMCORE will also gain two seats on WorldWater’s Board of Directors.

“This strategic investment represents a shift in EMCORE’s terrestrial photovoltaic strategy by becoming, with WorldWater, a solution provider rather than just a component supplier. This investment will add strategic strength to both of our companies,” said Reuben F. Richards, Jr., President and CEO of EMCORE. “By connecting EMCORE’s space and terrestrial cell technology with WorldWater’s specialized electrical drives for applications such as pumping water for water utilities and irrigation for farms, we should command a significant segment of the rapidly growing distributed solar energy market in the U.S. and abroad. A significant percentage of the world’s electrical consumption is used to run pumps and motors. WolrdWater’s broad marketing experience and capabilities combined with EMCORE’s terrestrial solar cell and system technology will lead to significant market opportunities for utility scale power as well as for markets on the retail side of the meter such as water pumping for agriculture and village scale power. We are impressed with the progress WorldWater has made, particularly in the last year increasing revenues from $2 million in 2005 to a projected $17 million for 2006.”

Quentin T. Kelly, WorldWater’s Founder and Chairman, commented, “Our technological mix is key to this strategic partnership. Concentrated photovoltaic systems are the keys to reducing the cost per watt of power generated. In addition, this major financing from EMCORE will enable WorldWater to substantially increase our core business of blending and/or replacing the electric grid with solar power and supplying solar electric drives able to operate motors and pumps up to 600 hp for large commercial projects, whether in the agricultural, water utility or other industrial fields.” Mr. Kelly added, “EMCORE’s $18 million investment will help us to meet our working capital needs in expectation of achieving major growth in revenue next year.”

About EMCORE
EMCORE Corporation offers a broad portfolio of compound semiconductor-based products for the broadband, fiber optic, satellite and solar power markets. EMCORE’s Fiber Optic segment offers optical components, subsystems and systems for high speed data and telecommunications networks, cable television (CATV) and fiber-to-the-premises (FTTP). EMCORE’s Photovoltaic segment provides products for both satellite and terrestrial applications. For satellite applications, EMCORE offers high efficiency Gallium Arsenide (GaAs) solar cells, Covered Interconnect Cells (CICs) and panels. For terrestrial applications, EMCORE is adapting its high-efficiency GaAs solar cells for use in solar concentrator systems. For further information about EMCORE, visit www.emcore.com.

About Worldwater
WorldWater & Power Corporation is a full-service, international solar electric engineering and water management company with unique, high-powered and patented solar technology that provides solutions to a broad spectrum of the world’s electricity and water supply problems. For more information about WorldWater & Power Corp., visit the website at www.worldwater.com.

Disclaimer:
The information provided herein may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 relating to future events that involve risks and uncertainties. Words such as "expects," "anticipates," "intends," "plans," "believes," and "estimates," and variations of these words and similar expressions, identify these forward-looking statements. Actual operating results may differ materially from such forward-looking statements and are subject to certain risks, including risks arising from: the risk of loss of investment associated with a minority investment in a small cap company with a history of losses; the financial impact of accounting for a percentage of WorldWater’s losses under the equity method; the potential cancellation of WorldWater’s purchase order in the event EMCORE is unable to develop a cost competitive concentrator system or adapt its solar cells for use in WorldWater’s sytems; the risks associated with EMCORE’s ability to successfully develop and commercialize a concentrator photovoltaic system incorporating EMCORE’s multijunction solar cells; and other risks and uncertainties described in EMCORE's filings with the Securities and Exchange Commission. The forward-looking statements contained in this news release are made as of the date hereof, and EMCORE does not assume any obligation to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

Contacts:
EMCORE Corporation
Tom Werthan - Chief Financial Officer
(732) 271-9090
info@emcore.com

TTC Group
Victor Allgeier
(646) 290-6400
vic@ttcominc.com